Exhibit 99.1

ForceField Energy Announces Written Notification to Nasdaq of its Determination to Voluntarily Terminate the Listing of its Common Stock on Nasdaq

Discontinues Latin American LED Operations to Focus on the US LED Market, and Fails to Make Payment on Certain Outstanding Notes

NEW YORK, NY (Marketwire- May 1, 2015) ForceField Energy Inc. (“ForceField” or the “Company”) (Nasdaq: FNRG), a seller and distributor of energy products and solutions, today announced that it had provided Nasdaq with the required written notification of Forcefield’s determination to voluntarily terminate the listing of its shares of common stock from the Nasdaq Capital Market. As a result of a number of uncertainties related to the Company’s current and future available cash, cash flow and operations resulting from the events disclosed in the Company’s Current Reports on Form 8-K filed with the SEC on April 20, 2015, April 21, 2015 and April 22, 2015 , the Company and its Board of Directors made such a voluntary delisting determination in order to conserve its resources and to eliminate other administrative burdens and expense related to the Company’s common stock being listed on Nasdaq.

As previously disclosed, the Company’s shares of common stock have, since April 20, 2015, been subject to trading halts imposed by Nasdaq, and, thereafter by the SEC.  The Company cannot provide any assurances when, or if, such trading halts will be lifted. The delisting of the Company’s shares of common stock on Nasdaq in any event will become effective on approximately May 21, 2015. The Company will file the required Form 25 with the SEC to effectuate its voluntary termination of the listing of its common stock on Nasdaq no earlier than May 11, 2015. The Company currently believes that its common stock will likely eventually trade on the OTC Bulletin Board.

In April 2014, the Company acquired 17th Street ALD Management Corporation (“ALD”) from the former stockholders of ALD (the “ALD Sellers”). The current remaining portion of the purchase price owed by the Company to the ALD Sellers is $1,000,000 (plus approximately $50,000 of accrued but unpaid interest on such amount) represented by $1,000,000 aggregate principal amount of 5% notes of the Company (the “Notes”).  The Notes are guaranteed by the Company, secured by a priority security interest in substantially all of the assets of ALD and matured on April 27, 2015 (the “Maturity Date”). The Company did not make the approximately $1,050,000 payment to the holders of the Notes on the Maturity Date.  The Company is currently evaluating its options and financing arrangements.  ALD is currently operating its business in the normal course.

To further reduce operating costs and to focus on its core business in the United States, the Company also announced that it closed its offices and is winding down its operations in Mexico and Costa Rica.

About ForceField Energy Inc.
ForceField’s products and solutions focus on sustainable energy solutions and improved energy efficiency. ForceField is a distributor of LED and other lighting products for a number of LED lighting manufacturers; and through its two wholly-owned subsidiaries, American Lighting and ESCO, have completed lighting installations and retrofits as well as energy efficiency upgrades, for its various customers in a variety of industries. www.forcefieldenergy.com

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," “anticipates,” “anticipated,” “believes,” “estimated,” “estimates,” "plan," "planned," "expects" or "projected." These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond ForceField's control that may cause actual results to differ materially from stated expectations. For a written description of some of these factors, see the section titled “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2014 and any updating information in subsequent SEC filings. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

Contact information
ForceField Energy Inc.
David Natan
(212) 672-1786
dnatan@forcefieldenergy.com
www.forcefieldenergy.com